Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of March 2, 2009, by and among FIRST SOUTHWEST HOLDINGS, LLC, a Delaware limited liability company, on behalf of itself and all of its subsidiaries (collectively, “Employer”), PLAINS CAPITAL CORPORATION, a Texas corporation (the “Company”), and W. ALLEN CUSTARD III (“Executive”) for purposes of amending that certain Employment Agreement dated as of December 18, 2008, by and among Employer, the Company, and Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, effective December 31, 2008, the Company became subject to the requirement to register its securities pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”); and

WHEREAS, the parties desire to amend the Agreement to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance issued thereunder (“Section 409A”) that apply to Executive now that Employer is subject to the Exchange Act; and

WHEREAS, the parties desire to further amend the Agreement in order to ensure compliance with the interim final rules issued by the Department of Treasury on October 20, 2008 and January 16, 2009, which provide further guidance on the executive compensation provisions applicable to participants in the Troubled Asset Relief Program Capital Purchase Program;

NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants contained herein and in the Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Section 2 of the Agreement is amended by adding the following new sentence to the end of said Section:

Executive has received and is familiar with Employer’s ethics and insider trading policies and procedures, and understands and agrees his duties include compliance with such policies and procedures, as amended from time to time.

2. Section 3(b) of the Agreement is amended by deleting said Section in its entirety and substituting in lieu thereof the following:

Bonus. Subject to Section 17 below and beginning with year 2009, Executive shall be eligible to receive an annual bonus for each year ending during the term of this Agreement as shall be determined by the Board of Directors of Employer (the “Board”). Notwithstanding the immediately preceding sentence and subject to Section 17 below, the annual bonus for any given year shall not be less than the average annual bonus paid to Executive, by Employer or its predecessor entity, in respect of the three (3) calendar years immediately preceding the year of such bonus (the “Guaranteed Bonus”). The Guaranteed Bonus shall not be considered to be a bonus or incentive compensation arrangement for purposes of Section 111(b) of the Emergency Economic Stabilization Act of 2008 (“EESA”). Any portion of the bonus provided in this Section 3(b) permitted by Section 17 that exceeds the Guaranteed Bonus shall be the “Incentive Bonus.” The Incentive Bonus shall not be based upon performance criteria that would encourage Executive to take any unnecessary and excessive risks that threaten the value of the Company, and the Company expressly discourages Executive from taking such risks. Notwithstanding the foregoing, during any period that Employer is subject to Section 111(b) of EESA: (1) in the event Employer (or the Compensation Committee of the Company) determines, in its sole discretion, that Executive has taken any unnecessary and excessive risks, Employer may reduce all or any portion of the Incentive Bonus to which Executive has obtained a legally binding right pursuant to this Section 3(b); and (2) in the event Employer (or the Compensation Committee of the Company) determines, in its sole discretion, that Executive has been paid or has obtained a legally binding right to an Incentive Bonus pursuant to this Section 3(b) that is based on materially inaccurate financial statements and any other materially inaccurate performance metric criteria, Executive must pay Employer an amount equal to such Incentive Bonus immediately after Executive receives notice of such misstatement (or forfeit receipt of such Incentive Bonus if the Incentive Bonus has not been paid). Any bonus payable under this Section 3(b) shall be paid on or before March 15 of the year following the year for which the bonus is payable.

3. Section 3(e) of the Agreement is amended by inserting in the first sentence the words “Subject to the provisions of Section 17 below,” immediately before the words “Executive shall be entitled to”.

4. Section 6(a) of the Agreement is amended by inserting the words “(except as otherwise provided by Section 17 hereof)” immediately following the end of the first paragraph of said Section.

5. Section 6(a)(v) of the Agreement is amended by inserting the words “the option to receive a cash” immediately before the words “payment equal to the then difference”.

6. Section 17 of the Agreement is amended by deleting said Section in its entirety and substituting in lieu thereof the following:

Waiver Relating to Modification Upon Participation in the TARP. If at any time during the term of this Agreement, the United States Department of Treasury owns any debt or equity securities of the Company in connection with the Company’s participation in the United States Department of the Treasury’s TARP Capital Purchase Program, Employer or the Company may modify Executive’s compensation or benefits, including without limitation, the compensation and benefits described in Sections 3, 5, and 6, to the extent such modifications are required to comply with the regulations issued by the Department of Treasury in connection with the Treasury’s TARP Capital Purchase Program, and Executive waives any claims he may have against the United States, the Company, or Employer relating to or arising out of any such modifications. Executive agrees and understands that this Section 17 may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so called “golden parachute” agreements) that he has with Employer as they relate to the period the United States Department of Treasury holds any equity or debt securities of the Company acquired through the TARP Capital Purchase Program (the “TARP Period”). The waiver described in this Section 17 includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments Executive would receive, any challenge to the process by which the regulation was adopted and any tort or constitutional claim about the effect of these regulations on Executive’s employment relationship. The parties agree that any modifications made to Executive’s compensation and benefits pursuant to this Section 17 shall be of no further force or effect with respect to compensation and benefits earned after the date such modifications are no longer required for purposes of complying with the aforementioned regulations, and that Executive’s compensation and benefits shall be returned to the level of compensation and benefits as in effect immediately prior to the effective date of such modifications; provided that, Executive shall not be entitled to receive any compensation and benefits that, but for the modifications required by this Section 17, would have been paid during the TARP Period.

7. Section 22 of the Agreement is amended by deleting said Section in its entirety and substituting in lieu thereof the following:

Amendment. Except as otherwise provided herein, this Agreement may not be amended or modified at any time except by a written instrument approved by the Board, and executed by Employer and Executive. Any attempted amendment or modification without such approval and execution shall be null and void ab initio and of no effect. Notwithstanding the foregoing provisions of this Section 22, the Board may change or modify this Agreement without Executive’s consent or signature if the Board determines, in its sole discretion, that such change or modification is required (a) for purposes of compliance with or exemption from the requirements of Section 409A, or (b) for purposes of compliance with EESA.

8. Section 26 of the Agreement is amended by deleting said Section in its entirety and substituting in lieu thereof the following:

Plains Capital’s Agreement and Obligation. The parties hereto understand and agree that the Company is executing this Agreement to evidence its agreement and obligation to issue the restricted stock to Executive pursuant to Section 3(c) above and to ensure that this Agreement complies with the requirements imposed on the Company as a result of its participation in the United States Department of the Treasury’s TARP Capital Purchase Program. Other than as set forth in this Section 26, the Company shall have no further responsibilities or obligations under or pursuant to this Agreement.

9. The following new Section 28 is added to the Agreement:

28. Six Month Delay. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s Termination of Employment with Employer constitute deferred compensation subject to Section 409A; (ii) Executive is deemed at the time of his Termination of Employment to be a “specified employee” under Section 409A; and (iii) at the time of Executive’s Termination of Employment, Employer is publicly traded (as defined in Section 409A), then such payments (other than any payments permitted by Section 409A to be paid within six (6) months of Executive’s Termination of Employment) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s Termination of Employment or (y) the date of Executive’s death following such Termination of Employment. During any period that payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to Federal-Funds rate as published in The Wall Street Journal on the date of Executive’s Termination of Employment with Employer. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 28 (together with accrued interest thereon) shall be paid to Executive or Executive’s beneficiary in one lump sum.

10. All instances of the defined term “Plains Capital” in the Agreement shall be replaced with the term “the Company”.

[Signature Page Follows]

W. ALLEN CUSTARD III

Executive:	/s/ Allen Custard

Date:	30 March 2009

FIRST SOUTHWEST HOLDINGS, LLC

By:	/s/ Hill A. Feinberg
Its:	Chairman and Chief Executive Officer

Date:	March 2, 2009

PLAINS CAPITAL CORPORATION

By:	/s/ Alan B. White
Its:	Chairman and Chief Executive Officer

Date:	March 2, 2009

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